CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 16, 2008, relating to the financial statements and financial highlights which appears in the October 31, 2008 Annual Report of the Eagle Capital Appreciation Fund, Eagle Growth and Income Fund, Eagle International Equity Fund, Eagle Large Cap Core Fund, Eagle Mid Cap Growth Fund, Eagle Mid Cap Stock Fund and Eagle Small Cap Growth Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Certified Public Accounting Firm" in such Registration Statement.

Tampa, Florida
February 27, 2009